UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT



                         PURSUANT TO SECTION 13 OR 15(d)
                                     of the
                         SECURITIES EXCHANGE ACT OF 1934


                 Date of Event Requiring Report: January 4, 2002




                        DELTA CAPITAL TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified on its Charter)


              000-27407                                98-0187705
      ----------------------------        ------------------------------------
       (Commission File Number)           (IRS Employer Identification Number)



                                    DELAWARE
         (State or Other Jurisdiction of Incorporation or Organization)




                          Suite B201, 1331 Homer Street
                          Vancouver, BC V6B 5M5 Canada
                    (Address of Principal Executive Offices)




                                 (604) 644-4979
              (Registrant's Telephone Number, Including Area Code)

ITEM 5.     OTHER EVENTS

On December 20, 2001, the board of directors of Delta Capital Technologies, Inc. (the "Company" unanimously agreed that it was in the best interests of the Company's shareholders to pursue new business opportunities. The board of directors further agreed that the Company did not have sufficient capital or a share capital structure that would facilitate prospective business opportunities. Therefore, the board of directors agreed to consolidate the Company's share capital as a first step in making the Company more attractive to potential businesses.

The board of directors then agreed to consolidate the Company's capital structure on a one hundred (100) to one (1) basis reducing the Company issued and outstanding shares as of December 20, 2001 from sixty nine million three hundred thousand six hundred and seventy two (69,300,672) to six hundred and ninety three thousand and seven (693,007). The effect of the capital structure consolidation was to reduce the seventy five million (75,000,000) shares of authorized capital to seven hundred and fifty thousand (750,000) in authorized capital.

The board of directors, in reliance on shareholder action, then amended the Company's articles of incorporation to reflect an increase in the authorized share capital from seven hundred and fifty thousand (750,000) common shares to twenty five million (25,000,000) common shares.

The consolidation of the Company's capital stock and the increase in the authorized common stock was effected on January 4, 2002. The Company's new symbol on the OTC Bulletin Board is DCTN.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereto duly authorized.

Dated January 4, 2002.

                              Delta Capital Technologies, Inc.

                              By: /s/ Judith Miller
                                 -------------------
                              Judith Miller, president and corporate secretary